RCM Technologies, Inc.	Tel: 856.356.4500	Corporate Contacts:
2500 McClellan Avenue	Fax: 856.356.4600	Bradley S. Vizi
Pennsauken, NJ 08109	info@rcmt.com	Executive Chairman
	www.rcmt.com	Kevin D. Miller
Chief Financial Officer

P R E S S   R E L E A S E

RCM TECHNOLOGIES, INC. ANNOUNCES
FIRST QUARTER RESULTS

Resolution of Binding Arbitration Results in Partial Award of Disputed Accounts Receivable to
Company and Denial of all Counterclaims Against Company

Company Takes Impairment Charge Relating to Portion of Accounts Receivable Not Awarded

Pennsauken, NJ – May 11, 2020 -- RCM Technologies, Inc. (NasdaqGM: RCMT), a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced engineering, specialty health care and information technology services, today announced financial results for the thirteen week period ended March 28, 2020.

RCM Technologies reported revenue of $45.0 million for the thirteen week period ended March 28, 2020 (the current period), a 12.7% decrease as compared to $51.6 million for the thirteen week period ended March 30, 2019 (the comparable prior year period). Gross profit was $10.8 million for the current period, a 13.4% decrease as compared to $12.5 million for the comparable prior year period.  The Company experienced GAAP operating loss of $7.8 million for the current period, as compared to GAAP operating income of $1.7 million for the comparable prior year period.  The Company experienced a GAAP net loss of $5.9 million, or ($0.45) per diluted share, for the current period as compared to GAAP net income of $1.5 million, or $0.11 per diluted share, for the comparable prior year period.

The primary driver of the current period operating loss was an impairment charge of $8.0 million relating to the Company’s previously disclosed dispute with a customer, which was resolved through binding arbitration. For the thirteen week period ended March 30, 2019, there were no such impairment charges. Before considering the impairment charge, the Company’s adjusted EBITDA (non-GAAP) was $0.6 million for the thirteen week period ended March 28, 2020, as compared to $2.1 million for the comparable prior year period. The Company’s current period was also negatively impacted by the effects of the COVID-19 pandemic as more fully described below.

Impact from COVID-19
•	The Company believes that it has successfully migrated the majority of its workforce to working safely and efficiently from home.
•	The top financial priorities for the Company are 1) reducing debt, and 2) maximizing cash flow.

•	The Company is reducing debt by aggressively pursuing the reduction and deferment of costs and vigilantly managing accounts receivable.
•	Due to sudden school closures in March, the Company estimates that its Healthcare segment lost approximately $3.0 million in revenue and over $1.1 million in gross profit in the first quarter of 2020.
•
While the Company believes that its major school clients, New York City, Hawaii, and Chicago, will open in the ordinary course for the 2020/2021 academic year, the Company can give no assurance. The Company is preparing for various scenarios.

•
COVID-19 demonstrated less impact on our Engineering and IT segments. Though neither group has seen a material reduction in current assignments as a result of COVID-19, both segments have predictably seen a slowing of new business inquiries and proposals. Visibility beyond Q2 is challenging.

Bradley Vizi, Executive Chairman of RCM Technologies, commented, “During the next two quarters, our primary focus will be cost and debt reduction without sacrificing the long-term progress we have made in the business. While aggressively managing the business to today’s economic reality, the entire RCM team is committed to making sure the Company is positioned to grow in a post COVID world. With short-term revenue visibility a challenge, the Company is aggressively applying two principles across all three segments on a going-forward basis: 1) maximize utilization, and 2) reduce SGA expense as much as possible.”

Kevin Miller, Chief Financial Officer of RCM Technologies, commented, “We are hyper-focused on managing the health of our balance sheet. We expect to see a material reduction in debt throughout the second and third quarters of 2020. While our debt balance naturally fluctuates, we have made considerable progress over the past several weeks.”

Mr. Miller continued, “While we are disappointed with the final verdict in our long-standing arbitration dispute, we are pleased to put this time-consuming distraction behind us.”

Conference Call
On Tuesday, May 12, 2020, RCM Technologies will host a conference call to discuss these results. The call will begin at 11:00 a.m. Eastern Time.  The dial-in number is (866)-578-1005.

About RCM
RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services.  RCM is an innovative leader in the delivery of these solutions to commercial and government sectors.  RCM is also a provider of specialty healthcare services to major health care institutions and educational facilities. RCM’s offices are located in major metropolitan centers throughout North America and Serbia.  Additional information can be found at www.rcmt.com.

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements.  These statements often include words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “believe,” “plan,” “seek,” “could,” “can,” “should,” “are confident” or similar expressions.  In addition, statements that are not historical should also be considered forward-looking statements. These statements are based on assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances.  Forward-looking statements include, but are not limited to, those relating to the impact of the COVID-19 pandemic, demand for the Company’s services, expectations regarding our future revenues and other financial results, our pipeline and potential project wins and our expectations for growth in our business. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements.  Risk, uncertainties and other factors may emerge from time to time that could cause the Company’s actual results to differ from those indicated by the forward-looking statements. Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this release as a result of new information or future events or developments, except as may be required by law.

Tables to Follow

RCM Technologies, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
 (In Thousands, Except Per Share Amounts)

	Thirteen Week Periods Ended
	March 28, 2020	March 30, 2019
Revenue	$45,033	$51,595
Cost of services	34,190	39,078
Gross profit	10,843	12,517
Selling, general and administrative	10,237	10,466
Depreciation and amortization of property and equipment	255	315
Amortization of acquired intangible assets	80	82
Write-off of receivables related to arbitration	8,047	-
Operating (loss) income	(7,776)	1,654
Other expense, net	409	465
(Loss) income before income taxes	(8,185)	1,189
Income tax benefit	(2,240)	(274)
Net (loss) income	($5,945)	$1,463

Diluted net (loss) earnings per share data	($0.45)	$0.11

RCM Technologies, Inc.
Summary Consolidated Selected Balance Sheet Data
 (In Thousands)

	March 28, 2020	December 28, 2019
	(Unaudited)
Cash and cash equivalents	$642	$1,847
Accounts receivable, net	$50,767	$59,760
Total current assets	$57,244	$70,657
Total assets	$83,951	$96,173
Total current liabilities	$50,575	$21,408
Borrowing under line of credit	$32,767	$34,761
Net debt (borrowings less cash)	$32,125	$32,914
Total liabilities	$57,415	$63,770
Stockholders’ equity	$26,536	$32,403

RCM Technologies, Inc.
Supplemental Operating Results on a Non-GAAP Basis
(Unaudited)
(In Thousands)

The following non-GAAP data, which adjusts for the categories of expenses described below, is a non-GAAP financial measure.  Our management believes that this non-GAAP financial measure is useful information for investors, shareholders and other stakeholders of our Company in gauging our results of operations on an ongoing basis.  We believe that EBITDA and Adjusted EBITDA are performance measures and have provided a reconciliation between net income and EBITDA and Adjusted EBITDA.  Neither EBITDA nor Adjusted EBITDA should be considered as an alternative to net income as an indicator of performance.  In addition, neither EBITDA nor Adjusted EBITDA takes into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows.  We do not intend the presentation of these non-GAAP measures to be considered in isolation or as a substitute for results prepared in accordance with GAAP.  These non-GAAP measures should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

The following unaudited table presents the Company's GAAP net income measure and the corresponding adjustments used to calculate “EBITDA” and “Adjusted EBITDA” for the thirteen week periods ended March 28, 2020 and March 30, 2019.

	Thirteen Week Periods Ended
	March 28, 2020	March 30, 2019
GAAP net (loss) income	($5,945)	$1,463
Income tax benefit	(2,240)	(274)
Interest expense	340	428
Imputed interest on contingent consideration	36	48
Depreciation of property and equipment	255	315
Amortization of acquired intangible assets	80	82
EBITDA (non-GAAP)	($7,474)	$2,062

Adjustments
Write-off of receivables related to arbitration	8,047	-
(Loss) gain on foreign currency transactions	33	(11)
Adjusted EBITDA (non-GAAP)	$606	$2,051

RCM Technologies, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In Thousands)

	Thirteen Week Periods Ended
	March 28, 2020	March 30, 2019
Net (loss) income	($5,945)	$1,463
Adjustments to reconcile net income to cash used in operating activities	6,015	733
Changes in operating assets and liabilities:
Accounts receivable	974	(6,264)
Prepaid expenses and other current assets	166	110
Net of transit accounts receivable and payable	973	45
Accounts payable and accrued expenses	(6)	(826)
Accrued payroll and related costs	(1,289)	(872)
Right of use assets and liabilities	20	266
Income taxes payable	21	(210)
Total adjustments	6,874	(7,018)
Cash provided by (used in) operating activities	929	($5,555)

Net cash used in investing activities	(35)	(102)
Net cash (used in) provided by financing activities	(1,934)	6,883
Effect of exchange rate changes	(165)	(15)
(Decrease) increase in cash and cash equivalents	($1,205)	$1,211

RCM Technologies, Inc.
Summary of Selected Income Statement Data
(Unaudited)
(In Thousands)

	Thirteen Week Period Ended March 28, 2020
	Engineering	Specialty Health Care	Information Technology	Consolidated

Revenue	$14,163	$22,197	$8,673	$45,033
Cost of services	10,205	17,812	6,173	34,190
Gross profit	$3,958	$4,385	$2,500	$10,843
Gross profit margin	27.9%	19.8%	28.8%	24.1%

	Thirteen Week Period Ended March 30, 2019
	Engineering	Specialty Health Care	Information Technology	Consolidated

Revenue	$19,055	$24,171	$8,369	$51,595
Cost of services	14,357	18,533	6,188	39,078
Gross profit	$4,698	$5,638	$2,181	$12,517
Gross profit margin	24.7%	23.3%	26.1%	24.3%